SUB-ADVISORY AGREEMENT

         AGREEMENT dated as of May 1, 2001, among SSGA FUNDS MANAGEMENT, INC., a Massachusetts corporation (the "Sub-Adviser"), FIRST VARIABLE ADVISORY SERVICES CORP. (the "Adviser") and VARIABLE INVESTOR SERIES TRUST (the "Trust").

An Investment Advisory Agreement (the "Advisory Agreement") dated September 22, 1994, between the Adviser and the Trust on behalf of the Matrix Equity Portfolio (the "Portfolio"), provides that the Adviser shall manage the investment of the Portfolio's asset: in accordance with the Trust's prospectus and statement of additional information (the "Prospectus") and may delegate responsibilities to a sub-adviser.

1. The Sub-Adviser will manage the investment and reinvestment of the assets of the Portfolio in accordance with the Prospectus and will perform the other services herein set forth, subject to the supervision of the Adviser and the Board of Trustees of the Trust.

2. In carrying out its obligations hereunder, the Sub-Adviser shall:

          (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable;

          (b) purchase and sell securities and other investments for the Portfolio in accordance with the procedures described in the Prospectus; and

          (c) provide such reports and data in hard copy and machine readable form as are requested by Adviser.

3. The Adviser shall pay the Sub-Adviser monthly a fee at the annual rate of .40% of the average daily net assets of the Portfolio on the first $100 million of net assets under management and .30% of the average daily net assets of the Portfolio on any net assets under management over and above $100 million. During the term of thi8 Agreement, the Sub-Adviser will bear all expenses incurred by it in the performance of its duties hereunder.

4. The Sub-Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. This Agreement  shall become  effective as of the date of its execution,  and
(a) unless otherwise terminated, shall continue until two years from its date of execution and from year to year thereafter So long as approved annually in accordance with the Investment Company Act of 1940, as amended, and the rule thereunder (the "1940 Act"); (b) may be terminated without penalty on sixty (60) days' written notice to the Sub-Adviser (i) by the Adviser, (ii) by vote of the Board of Trustees of the Trust or (iii) by vote of a majority of the outstanding voting securities of the Portfolio; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Sub-Adviser on sixty (60) days' written notice to the Adviser and the Trust.


6. This Agreement may be amended in accordance with the 1940 Act.

7. For the purpose of this Agreement. the terms "vote of a majority of the outstanding voting securities" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities Exchange Commission under the 1940 Act.

8. Sub-Adviser represents and warrants that the Portfolio will at all times be invested in such a manner as to ensure compliance with Section 817(h) of the Internal Revenue Code of 1986, as amended and Treasury Regulations Section 1.817-5 relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section Regulations. Sub-Adviser agrees to provide quarterly reports to Adviser, executed by a duly authorized officer of Sub-Adviser, within seven (7) days of the close each calendar quarter certifying as to compliance with said Section or Regulations. In addition to the quarterly reports, Adviser may request and Sub-Adviser agrees to provide Section 817 diversification compliance reports at more frequent intervals as reasonably requested by Adviser.

9. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Adviser, the Trust or the Portfolio, or to any shareholder of the Trust or the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder.

10. The Sub-Adviser shall provide marketing support to the Adviser in connection wit the sale of Trust shares and/or Life Company variable insurance contracts, a reasonably requested by the Adviser. Such support shall include, but not necessarily be limited to, presentations by representatives of the Sub-Adviser at investment seminars, conferences and other industry meetings. Any materials utilized by the Adviser which contain any information relating to the Sub-Adviser shall be submitted to the Sub-Adviser for approval prior to use, not less than five (5) business days before such approval is needed by the Adviser. Any material utilized by the Sub-Adviser which contain any information relating to the Advise the Life Company (including any information relating to its separate accounts or variable insurance contracts) or the Trust shall be submitted to the Adviser for approval prior to use, not less than five (5) business days before such approval is needed by the Sub-Adviser.


VARIABLE INVESTORS SERIES TRUST


By: ________________________________
Title:

FIRST VARIABLE ADVISORY SERVICES CORP.


By:________________________________
Title:


SSGA FUNDS MANAGEMENT, INC.

By: _______________________________
Title:

A copy of the document establishing the Trust is filed with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Portfolio.